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Circuit City Confirms Receipt of Unsolicited Proposal from Blockbuster

Shareholders Advised to Take No Action Pending Review by Circuit City's Board of Directors
Circuit City Raises Questions about Blockbuster's Ability to Consummate Proposed Transaction

RICHMOND, Va., April 14, 2008 /PRNewswire-FirstCall via COMTEX News Network/ -- Circuit City Stores, Inc. today confirmed that it received an unsolicited, non-binding proposal from Blockbuster Inc. (NYSE: BBI) to acquire all of the outstanding shares of Circuit City for at least $6.00 per share in cash. Consistent with its fiduciary duties, the Circuit City Board of Directors, in consultation with its outside legal and financial advisors, will continue to carefully consider and evaluate Blockbuster's unsolicited proposal. Circuit City advises shareholders to take no action at this time with respect to the unsolicited proposal from Blockbuster.

The Company noted that its Board of Directors has previously reviewed a similar private proposal from Blockbuster. Circuit City, Blockbuster and their respective financial advisors have been in a process of exchanging information regarding the proposal, but to date Blockbuster has been unable to satisfy Circuit City and its advisors that Blockbuster's proposal could be financed. In particular, Blockbuster's proposal appears to contemplate a rights offering of unprecedented size relative to the issuing company's market capitalization and at a price that is at a significant premium to Blockbuster's current market price. Circuit City's advisors have noted that most rights offerings, of which there have been very few in the United States, occur at discounts to market.

In addition, Circuit City and its advisors have a number of other fundamental questions regarding the structure, sources and uses of funds and consents required with respect to the proposed transaction. Among those questions are whether the proposed acquisition would require a refinancing of the existing Blockbuster debt, and if so, what would be the terms and structure of any new debt; how large a rights offering would be required to fund the transaction and what steps Blockbuster has taken to provide a backstop to ensure successful execution of the rights offering contemplated; and what precise internal and external approvals Blockbuster anticipates for a proposed transaction, including approval of the contemplated rights offering by Blockbuster shareholders and registration of the offering with the Securities and Exchange Commission.

While willing to engage in discussions to further understand Blockbuster's proposal, having shared certain information with Blockbuster, Circuit City is unwilling to provide Blockbuster with additional detailed due diligence information and embark on a highly conditional undertaking until these questions are answered satisfactorily.

Wachtell, Lipton, Rosen & Katz is serving as Circuit City's legal counsel and Goldman Sachs is serving as financial advisor.

About Circuit City Stores, Inc.

Circuit City Stores, Inc. (NYSE: CC) is a leading specialty retailer of consumer electronics and related services. At February 29, the domestic segment operated 682 Superstores and 11 other locations in 158 U.S. media markets. At February 29, the international segment operated through 779 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

This communication may be deemed to be solicitation material in respect of Circuit City's solicitation of proxies in connection with its 2008 Annual Meeting of Shareholders. Circuit City and its directors and executive officers may be deemed to be participants in such solicitation of proxies. Information regarding the special interests of these directors and executive officers in such solicitation of proxies will be included in any proxy statement filed by Circuit City in connection with the 2008 Annual Meeting of Shareholders. In addition, Circuit City files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission (SEC). These documents are available free of charge at the SEC's Web site at www.sec.gov or from Circuit City at http://investor.circuitcity.com. Investors should read any proxy statement filed in connection with the 2008 Annual Meeting of Shareholders carefully when it becomes available before making any voting or investment decision.

(Logo: http://www.newscom.com/cgi-bin/prnh/20010709/CCLOGO )

SOURCE Circuit City Stores, Inc.

http://www.circuitcity.com

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